Exhibit 4.5

SATELLOS BIOSCIENCE INC.

Condensed Consolidated Interim Financial Statements

For the three months ended March 31, 2025 and 2024 (Unaudited)

SATELLOS BIOSCIENCE INC.

Condensed Consolidated Interim Statements of Financial Position
(Expressed in thousands of US Dollars)
(Unaudited)

As at,	Notes	March 31, 2025	December 31, 2024	January 1, 2024
		$	$ (Notes 2 and 16)	$ (Notes 2 and 16)
ASSETS
Current
Cash and cash equivalents	3	32,712	40,073	16,681
Short-term investments	4	8,478	8,475	13,246
Sales tax and other receivables		338	435	441
Prepaid expenses and deposits	5	2,837	1,760	112
Derivative financial instruments, net		-	-	3
Total current assets		44,365	50,743	30,483

Property and equipment		3	4	15
Assets held for sale
Intangible asset		-	-	2,961
Investments		-	-	31
		3	4	3,007
TOTAL ASSETS		44,368	50,747	33,490

LIABILITIES

Accounts payable and accrued liabilities	6	2,699	3,583	2,734
Total current liabilities		2,699	3,583	2,734
Total Liabilities		2,699	3,583	2,734

SHAREHOLDERS’ EQUITY

Common shares		78,134	78,131	47,335
Pre-funded warrants		19,967	19,967	13,050
Contributed surplus		8,347	7,706	6,472
Accumulated deficit		(63,238)	(57,097)	(36,463)
Accumulated other comprehensive income/(loss)		(1,541)	(1,543)	362
Total shareholders’ equity		41,669	47,164	30,756
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		44,368	50,747	33,490

Commitments and Contingencies (Note 11)

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

SATELLOS BIOSCIENCE INC.

Condensed Consolidated Interim Statements of Loss and Comprehensive Loss
(Expressed in thousands of US Dollars, except for per share amounts)
(Unaudited)

	Notes	March 31, 2025	March 31, 2024
		$	$ (Notes 2 and 16)
Research and development (“R&D”)	10	4,542	4,406
General and administrative (“G&A”)	10	1,937	1,722
TOTAL R&D AND G&A EXPENSES:		(6,479)	(6,128)

OTHER INCOME AND EXPENSES
Finance income		393	328
Loss on derivative financial instruments		-	(1)
Foreign exchange gain		8	671
NET LOSS BEFORE INCOME TAXES		(6,078)	(5,130)

Income taxes		(63)	-
NET LOSS FOR THE PERIOD		(6,141)	(5,130)

OTHER COMPREHENSIVE LOSS
Item that may be reclassified to net loss
Foreign currency translation adjustment		2	(714)
TOTAL COMPREHENSIVE LOSS		(6,139)	(5,844)

Basic and diluted loss per share		$(0.04)	$(0.05)
Weighted average number of common shares	7	165,824,483	112,791,658

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

SATELLOS BIOSCIENCE INC.

Condensed Consolidated Interim Statements of Changes in Shareholders’ Equity
(Expressed in thousands of US Dollars)

(Unaudited)

For the three months ended March 31, 2025 and 2024

	Common Shares	Common Shares	Pre-funded Warrants	Pre-funded Warrants	Contributed Surplus	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
	Number	$	Number	$	$	$	$
Balance - December 31, 2023 (Notes 2 and 16)	112,791,658	47,335	39,702,780	13,050	6,471	(36,463)	362	30,755
Stock-based compensation (Note 9)	-	-	-	-	556	-	-	556
Net loss for the period	-	-	-	-	-	(5,130)	-	(5,130)
Foreign currency translation adjustment	-	-	-	-	-	-	(714)	(714)
Balance – March 31, 2024 (Notes 2 and 16)	112,791,658	47,335	39,702,780	13,050	7,027	(41,593)	(352)	25,467

Balance - December 31, 2024 (Notes 2 and 16)	165,819,872	78,131	51,567,780	19,967	7,706	(57,097)	(1,543)	47,164
Exercise of warrants (Note 8)	5,000	3	-	-	(1)	-	-	2
Stock-based compensation (Note 9)	-	-	-	-	642	-	-	642
Net loss for the period	-	-	-	-	-	(6,141)	-	(6,141)
Foreign currency translation adjustment	-	-	-	-	-	-	2	2
Balance – March 31, 2025	165,824,872	78,134	51,567,780	19,967	8,347	(63,238)	(1,541)	41,669

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

SATELLOS BIOSCIENCE INC.

Condensed Consolidated Interim Statements of Cash Flows

(Expressed in thousands of US Dollars)

(Unaudited)

For the three months ended,	Notes	March 31, 2025	March 31, 2024
		$	$
			(Notes 2 and 16)
CASH AND CASH EQUIVALENTS PROVIDED BY (USED IN):

OPERATING ACTIVITIES
Net loss for the period		(6,141)	(5,130)
Items not affecting cash:
Depreciation of property and equipment		1	2
Stock-based compensation	9	642	556
Loss on derivative financial instruments		-	1
Non-cash finance income		-	(193)
Unrealized foreign exchange gain		(3)	(525)
Net change in non-cash working capital balances:
Sales tax and other receivables		98	(220)
Prepaid expenses and deposits		(1,077)	(42)
Accounts payable and accrued liabilities		(886)	30
		(7,366)	(5,521)
FINANCING ACTIVITIES
Proceeds from exercise of warrants		2	-

INVESTING ACTIVITIES
Purchases of short-term investments		-	(5,500)
Maturities of short-term investments		-	4,132
Purchase of property and equipment		-	(1)
		-	(1,369)
Effect of foreign currency exchange rates on cash and cash equivalents		3	(116)

INCREASE IN CASH AND CASH EQUIVALENTS		(7,361)	(7,006)

CASH AND CASH EQUIVALENTS – Beginning of period		40,073	16,681

CASH AND CASH EQUIVALENTS – End of period		32,712	9,675

Cash interest received		247	188

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

SATELLOS BIOSCIENCE INC.

Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the three months ended March 31, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except for share and per share amounts)

1.	Description of Business

Satellos Bioscience Inc. (“Satellos” or the “Company”) is a Canadian biotechnology and drug development company incorporated under the laws of Canada. The head office, principal address, and records of the Company are located at Royal Bank Plaza, South Tower, 200 Bay Street, Suite 2800, Toronto, Ontario M5J 2J1 Canada and the Company’s common shares (“Common Shares”) are listed on the Toronto Stock Exchange (“TSX”).

The Company has wholly owned subsidiaries in Australia, (Satellos Bioscience Australia Pty Ltd) in Canada (Amphotericin B Technologies, Inc.,) and in Delaware, USA (Satellos Bioscience US, Inc.).

2.	Basis of Presentation and Material Accounting Policies

The Company prepares its condensed consolidated interim financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (IFRS Accounting Standards) applicable to the preparation of condensed consolidated interim financial statements, including International Accounting Standard 34, Interim Financial Reporting. These condensed consolidated interim financial statements should be read in conjunction with the Company’s consolidated financial statements for the year ended December 31, 2024, which were prepared in accordance with IFRS Accounting Standards.

Certain comparative figures have been reclassified to conform to the current period presentation. These reclassifications had no material impact on previously reported net income, total assets, or equity.

These consolidated financial statements were approved and authorized for issue by the Board of Directors on May 12, 2025.

Functional and Presentation Currency

Effective January 1, 2025, Satellos Bioscience Inc. has adopted the United States dollar (“USD”) as its functional currency. Prior to this date, the functional currency was the Canadian dollar (“CAD”). The change in the functional currency from CAD to USD was made to more closely reflect the primary economic environment in which the Company currently operates. As a result of the advancement of the Company’s development programs, the Company has incurred and anticipates incurring the majority of future operating costs including research and development costs primarily in USD. On January 1, 2025, the change in functional currency resulted in the assets and liabilities of the Company as of December 31, 2024 being translated into USD using the exchange rate in effect on that date, and equity transactions were translated at historical rates. The change in functional currency was applied prospectively from January 1, 2025.

During the quarter, the Company has also changed its presentation currency from CAD to USD. The change in presentation currency was made to better reflect the Company’s business activities and to improve investor’s ability to compare the Company’s financial results with other publicly traded business in the industry. In making the change to a USD presentation currency, the Company followed the guidance in IAS 21. The Effects of Changes in Foreign Exchange Rates (IAS 21) and has applied the change retrospectively as if the new presentation currency had always been the Company's presentation currency. In accordance with IAS 21, the financial statements for all the periods presented have been translated to the new USD presentation currency. For comparative balances, assets and liabilities have been translated into the presentation currency at the rate of exchange prevailing at the reporting date, or at the exchange rate prevailing at the date of the transactions. Exchange rate differences arising on translation are taken to other comprehensive loss/(income). The Company has presented the effects of the change in the presentation currency, see note 16.

Significant Accounting Judgements, Estimates and Assumptions

The preparation of these condensed consolidated interim financial statements in accordance with IFRS Accounting Standards requires management to make judgments, estimates and assumptions that affect the application of accounting policies and reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated interim financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

SATELLOS BIOSCIENCE INC.

Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the three months ended March 31, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except for share and per share amounts)

The condensed consolidated interim financial statements include estimates, which, by their nature, are uncertain. The impacts of such estimates are pervasive throughout the condensed consolidated interim financial statements and may require accounting adjustments based on future occurrences. The estimates and underlying assumptions are reviewed on a regular basis. Revisions to accounting estimates are accounted for prospectively.

There have been no material changes to the nature of estimates and judgments reported in the Company’s audited consolidated financial statements for the year ended December 31, 2024.

Material Accounting Policies

The accounting policies applied in these condensed consolidated interim financial statements are the same as those applied in our audited consolidated financial statements for the year ended December 31, 2024.

New and Amended Standards and Interpretations

New standards, amendments and interpretations issued but not yet effective

At the date of authorization of these condensed consolidated interim financial statements, the Company had not applied the following new and revised IFRS Accounting Standards that are not yet effective.

Amendments to IFRS 9, Financial instruments and IFRS 7, Financial instruments: Disclosures

The IASB has issued classification and measurement and disclosure amendments to IFRS 9 and IFRS 7 with an effective date for years beginning on or after January 1, 2026 with earlier application permitted. The amendments clarify the date of recognition and derecognition of some financial assets and liabilities and introduce a new exception for some financial liabilities settled through an electronic payment system. Other changes include a clarification of the requirements when assessing whether a financial asset meets the solely payments of principal and interest criteria and new disclosures for certain instruments with contractual terms that can change cash flows (including instruments where cash flows changes are linked to environment, social or governance (ESG) targets). The Company has not yet commenced the evaluation of the impact of these amendments.

New accounting standard IFRS 18, Presentation and disclosure in financial statements

IFRS 18, Presentation and Disclosure in Financial Statements (IFRS 18) will provide new presentation and disclosure requirements and replace IAS 1, Presentation of Financial Statements. IFRS 18 introduces changes to the structure of the income statement; provides required disclosures in financial statements for certain profit or loss performance measures that are reported outside an entity’s financial statements; and provides enhanced principles on aggregation and disaggregation in financial statements. Many other existing principles in IAS 1 have been maintained. IFRS 18 is effective for years beginning on or after January 1, 2027, with earlier application permitted. The Company has not yet commenced the evaluation of the impact of the new standard.

3.	Cash and Cash Equivalents

Cash and cash equivalents consist of the following:

	March 31, 2025	December 31, 2024
	$	$
Cash balances with banks	7,114	24,385
Short-term instruments	25,598	15,688
Total cash and cash equivalents	32,712	40,073

SATELLOS BIOSCIENCE INC.

Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the three months ended March 31, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except for share and per share amounts)

4.	Short-term Investments

Short-term investments with initial maturities greater than three months and less than one year consist of the following:

	March 31, 2025	December 31, 2024
	$	$
Guaranteed Investment Certificates	8,478	8,475
Total	8,478	8,475

5.	Prepaid expenses and deposits

Prepaid expenses and deposits primarily consist of advance payments for contract research services required for ongoing clinical trials, subscriptions and other general and administrative items.

	March 31, 2025	December 31, 2024
	$	$
Research and development deposits	2,639	1,580
Other prepaids and deposits	198	180
Total prepaid expenses and deposits	2,837	1,760

6.	Accounts Payables and Accrued Liabilities

	March 31, 2025	December 31, 2024
	$	$
Trade payables	1,885	2,063
Accrued liabilities	751	1,520
Income taxes payables	63	-
Total accounts payables and accrued liabilities	2,699	3,583

7.	Share Capital and Pre-Funded Warrants

Authorized

The authorized share capital of the Company consists of an unlimited number of common shares.

Loss per share

Loss per share is calculated using the weighted average number of Common Shares outstanding. For the three months ended March 31, 2025 and 2024, the calculation was as follows:

	Three months ended, March 31, 2025	Three months ended, March 31, 2024
Net loss	$6,141	$5,130
Weighted average number of Common Shares	165,824,483	112,791,658
Net loss per share – basic and diluted	$(0.04)	$(0.05)

The effect of any potential exercise of the Company’s stock options, pre-funded warrants and warrants outstanding during the period has been excluded from the calculation of diluted loss per Common Share as it would be anti-dilutive.

SATELLOS BIOSCIENCE INC.

Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the three months ended March 31, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except for share and per share amounts)

8.	Warrants

Warrants have been issued as part of equity financings and include compensation to agents and brokers of the Company. Pre-Funded Warrants and are listed separately on the condensed consolidated interim statement of financial position and on the condensed consolidated statement of changes in shareholder’s equity and are excluded from the tables below. The following is a summary of changes in warrants:

	Three months ended, March 31, 2025		Three months ended, March 31, 2024
	Number of warrants	Weighted average exercise price	Number of warrants	Weighted average exercise price
Outstanding, beginning of period	10,726,111	CA$0.53	12,346,419	CA$0.53
Exercised	(5,000)	CA$0.60	-	-
Outstanding, end of period	10,721,111	CA$0.53	12,346,419	CA$0.53

The table below presents the outstanding warrants as at March 31, 2025:

Exercise Price	Number of Warrants	Expiry Date
CA$0.60	3,501,500	September 13, 2025
CA$0.50	7,219,611	May 17,2025
Total warrants	10,721,111

9.	Stock-Based Compensation

Effective May 14, 2024, the Company adopted a new omnibus equity incentive plan (“Omnibus Plan”) which authorizes the Board of Directors to administer the Omnibus Plan to provide equity-based compensation in the form of stock options and restricted stock units.

The Company currently maintains its existing Amended and Restated Incentive Stock Option Plan (“Option Plan”) but effective May 14, 2024 no further grants will be made under this plan though existing grants under the Option Plan will remain in effect in accordance with their terms.

The aggregate number of common shares that may be issued under all awards under the Omnibus Plan and the Option Plan is 15% of our issued and outstanding common shares on a rolling basis.

Under both the Omnibus Plan and the Option Plan, the exercise price of each option equals the market price of the underlying share on the date of the grant. Vesting is provided for at the discretion of the Board of Directors and the expiration of options is to be no greater than 10 years from the date of grant.

The Company calculates the fair value of each stock option grant using the Black-Scholes option pricing model at the grant date.

The stock-based compensation expense of the stock options is recognized as stock-based compensation expense over the relevant vesting period of the stock options using an estimate of the number of options that will eventually vest.

SATELLOS BIOSCIENCE INC.

Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the three months ended March 31, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except for share and per share amounts)

Stock option transactions for the three months ended March 31, 2025, and March 31, 2024, are presented below:

	Three months ended, March 31, 2025		Three months ended, March 31, 2024
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Outstanding, beginning of period	13,879,589	CA$0.73	14,134,363	CA$0.71
Granted	9,514,523	CA$0.80	280,000	CA$0.52
Forfeited and expired	(20,000)	CA$1.60	(9,600)	CA$1.70
Outstanding, end of period	23,374,112	CA$0.76	14,404,763	CA$0.71

As at March 31, 2025, the Company had the following outstanding options:

		Options Outstanding		Options Exercisable
Exercise Prices	Number of options	Weighted average remaining contractual life	Weighted average exercise price	Number of options	Weighted average exercise price
$0.33-$0.50	4,287,810	8.23	CA$0.42	2,073,487	$0.41
$0.51-$0.66	6,576,809	7.93	CA$0.60	3,172,472	$0.61
$0.67-$1.70	12,509,493	9.20	CA$0.96	2,113,975	$1.65
	23,374,112	8.67	$0.76	7,359,934	$0.85

The following table presents the assumptions that were used in the Black-Scholes option pricing model to determine the fair value of stock options granted during the period, and the resultant average fair values:

	Three months ended, March 31, 2025	Three months ended, March 31, 2024
Expected life of stock options	10 years	10 years
Expected weighted average volatility	83.9%	79.9%
Expected dividend yield	nil %	nil %
Weighted average risk-free interest rate	2.99%	3.41%
Weighted average fair value of stock options granted in the period	$0.47	$0.32

Due to the absence of volatility rates specific to the Company, the Company selected comparable companies in a similar industry to estimate a volatility rate.

During the three months ended March 31, 2025, $642 (2024 - $556) has been recognized as stock-based compensation expense.

10.	Operating Expenses:

Research and development expenses:

	March 31, 2025	March 31, 2024
	$	$
Salaries and management fees	762	892
Discovery expenses	144	179
Preclinical expenses	712	1,436
Chemistry, manufacturing controls	317	1,569
Clinical expenses	2,335	53
Stock-based compensation	272	277
Total research and development expenses	4,542	4,406

SATELLOS BIOSCIENCE INC.

Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the three months ended March 31, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except for share and per share amounts)

General and administrative:

	March 31, 2025	March 31, 2024
	$	$
Salaries and management fees	893	750
Professional fees	529	516
Other operating expenses	144	175
Stock-based compensation	370	279
Depreciation	1	2
Total general and administrative expenses	1,937	1,722

11.	Commitments and Contingencies

The Company enters into contracts in the normal course of business, including for research and development activities. As at March 31, 2025, in addition to amounts that have been recognized in accounts payable and accrued liabilities, the Company has commitments for research and development activities in the amount of $2,832, most cancellable with notice. These commitments include agreements related to the conduct of long-term toxicology and clinical development.

	Payments Due by Period
	Total	Less than 1 year	1 -3 years	4 – 5 years	After 5 years
Purchase obligations	$2,832	$2,680	$152	nil	nil

The Company may be required to make milestone, royalty, and other research and development funding payments under research and development collaboration and other agreements with third parties. These payments are contingent upon the achievement of specific development, regulatory and/or commercial milestones. The Company has not accrued any amounts for these payments as of March 31, 2025, because the milestones have not yet been achieved.

12.	Related Party Transactions

a)	William Jarosz

Mr. Jarosz, a director and former officer of the Company, is a related party to the Company and, as of March 31, 2024, was owed $545 by the Company for work done in the three months ended March 31, 2024 as a consultant, officer and director. The outstanding balance was fully settled in 2024.

b)	Key management personnel

Key management personnel consists of the Company’s Chief Executive Officer, Chief Scientific Officer, former Chief Medical Officer, Chief Discovery Officer, former Chief Business Officer and Chief Financial Officer and the Directors of the Corporation. The remuneration of key management personnel is as follows:

	March 31, 2025	March 31, 2024
	$	$
Salaries and management fees	662	735
Stock-based compensation	387	523
Total	1,049	1,258

13.	Segmented Information

The Company operates within a single operating segment, the research and development of drug therapeutics, which is the Company’s only reportable segment, which is consistent with the internal reporting provided to the chief operating decision-maker. The Company operates in three geographic areas, Canada, United States and Australia. As at March 31, 2025, the Company held total assets of $365 (December 31, 2024 - $145) in the United States, $1,569 (December 31, 2024 - $979) in Australia and $42,434 in Canada (December 31, 2024 - $49,623).

SATELLOS BIOSCIENCE INC.

Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the three months ended March 31, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except for share and per share amounts)

14.	Capital Management

The Company manages its capital structure in an endeavour to ensure sufficient resources are available to meet day-to- day operational requirements, further develop its existing technology, and continue as a going concern.

In order to maintain or adjust the capital structure, the Company may issue new shares or issue debt or sell assets. Total capital is calculated as the Company’s own equity.

The Company is not subject to any externally imposed capital requirements.

15.	Financial Instruments and Risk Management

The Company is exposed to various risks through its financial instruments including the following at March 31, 2025:

a)	Credit Risk

Credit risk arises from cash and cash equivalents and short-term investments held at banks and financial institutions, as well as outstanding receivables. In the three months ended March 31, 2025, the Company invested its excess cash in interest-bearing operating accounts held at a Schedule 1 Canadian bank and in US government treasury bills and Guaranteed Investment Certificates. The Company limits its exposure to credit risk, with respect to cash and cash equivalents and short-term investments, by placing them with high quality credit financial institutions. The Company's cash equivalents and short-term investments consist primarily of operating funds, US government treasury bills, deposit investments and guaranteed investment certificates with commercial banks.

b)	Liquidity Risk

Liquidity risk is the risk that the Company will encounter difficulty in raising funds to meet cash flow requirements associated with financial instruments. The Company controls liquidity risk through management of working capital, cash flows and the availability and sourcing of financing. The Company’s ability to accomplish all of its future strategic plans is dependent on obtaining additional financing or executing other strategic options; however, there is no assurance the Company will achieve these objectives. As at March 31, 2025, the Company’s liabilities consist of accounts payable and accrued liabilities that have contracted maturities of less than one year.

c)	Market Risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: currency risk, interest rate risk, and price risk.

The Company is mainly exposed to currency risk as follows:

I)	Currency Risk

Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The exposure to this risk changes as the exchange rate fluctuates.

Foreign currency risk is limited to the portion of the Company's business transactions denominated in currencies other than the US dollar, primarily expenses for general and administrative and research and development incurred in Canadian dollars. The Company manages foreign exchange risk by maintaining Canadian dollars cash on hand to fund its short-term foreign currency expenditures. Balances held in foreign currencies, presented in US dollars are as follows:

SATELLOS BIOSCIENCE INC.

Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the three months ended March 31, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except for share and per share amounts)

	As at March 31, 2025
	US $	Australian $	Euro €	Canadian $	Total $
Cash and cash equivalents	26,497	1,168	-	5,047	32,712
Short-term investments	5,000	-	-	3,478	8,478
Accounts payable and accrued liabilities	(1,463)	(6)	(580)	(650)	(2,699)
Total	30,034	1,162	(580)	7,875	38,491

	As at December 31, 2024
	US $	Australian $	Euro €	Canadian $	Total $
Cash and cash equivalents	24,848	339	-	14,886	40,073
Short-term investments	5,000	-	-	3,475	8,475
Accounts payable and accrued liabilities	(2,491)	(329)	(242)	(521)	(3,583)
Total	27,357	10	(242)	17,840	44,965

Assuming all other variables remain constant, a 10% depreciation or appreciation of the US dollar against the Canadian dollar, Australian dollar and Euro would result in an increase or decrease in loss and comprehensive loss for the three months ended March 31, 2025, of $846 (December 31, 2024 - $1,761).

II)	Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company holds its cash and cash equivalents and short- term investments in banks and financial institutions, and manages its interest rate risk by holding cash in high yield savings accounts or highly liquid short-term investments.

III)	Fair Value

Financial assets and liabilities are recognized on the condensed consolidated interim statement of financial position at amortized cost in a hierarchy that is based on significance of the inputs used in making the measurements. The levels in the hierarchy are:

•	Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities

•	Level 2 – Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices)

•	Level 3 – Inputs for the asset or liability that are not based on observable market data (i.e., unobservable inputs)

At March 31, 2025, the Company's financial instruments, all subsequently measured at amortized cost, included cash and cash equivalents, short-term investments, and accounts payable and accrued liabilities.

Due to the short-term maturities of cash and cash equivalents, short-term investments, accounts payable and accrued liabilities, the carrying amounts approximate their fair value at the respective condensed consolidated interim statement of financial position date.

SATELLOS BIOSCIENCE INC.

Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the three months ended March 31, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except for share and per share amounts)

16.	Change in presentation currency

During the current quarter, the Company has changed its presentation currency from CAD to USD. In accordance with IAS 21, the amounts for all the periods presented have been translated to the USD presentation currency. For comparative balances, assets and liabilities have been translated into the presentation currency at the rate of exchange prevailing at the reporting date, or at the exchange rate prevailing at the date of the transactions. Exchange rate differences arising on translation are taken to other comprehensive loss/(income). The Company has presented the effects of the change in presentation currency below.

	December 31, 2024 USD$	December 31, 2024 CAD$	January 1, 2024 USD$	January 1, 2024 CAD$
ASSETS
Current
Cash and cash equivalents	40,073	57,659	16,681	22,067
Short-term investments	8,475	12,195	13,246	17,520
Sales tax and other receivables	435	626	441	583
Prepaid expenses and deposits	1,760	2,532	112	148
Derivative financial instruments, net	-	-	3	4
Total current assets	50,743	73,012	30,483	40,322

Property and equipment	4	5	15	19
Assets held for sale
Intangible asset	-	-	2,961	3,916
Investments	-	-	31	41
	4	5	3,007	3,976
TOTAL ASSETS	50,747	73,017	33,490	44,298

LIABILITIES
Accounts payable and accrued liabilities	3,583	5,155	2,734	3,624
Total current liabilities	3,583	5,155	2,734	3,624
Total liabilities	3,583	5,155	2,734	3,624

SHAREHOLDER’S EQUITY
Common shares	78,131	105,729	47,335	61,916
Pre-funded warrants	19,967	27,622	13,050	17,772
Contributed surplus	7,706	10,329	6,472	8,503
Accumulated deficit	(57,097)	(75,601)	(36,463)	(47,502)
Accumulated other comprehensive
income/(loss)	(1,543)	(217)	362	(15)
Total shareholder’s equity	47,164	67,862	30,756	40,674

TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	50,747	73,017	33,490	44,298

SATELLOS BIOSCIENCE INC.

Notes to the Condensed Consolidated Interim Financial Statements (unaudited)

For the three months ended March 31, 2025 and 2024

(Amounts expressed in thousands of US Dollars, except for share and per share amounts)

	March 31, 2024 USD$	March 31, 2024 CAD$
Research and Development (“R&D”)	4,406	5,938
General and administrative (“G&A”)	1,722	2,317
TOTAL R&D AND G&A EXPENSES	(6,128)	(8,255)

OTHER INCOME AND EXPENSES
Finance income	328	442

Loss on derivative financial instruments	(1)	(1)
Foreign exchange gain	671	905

NET LOSS FOR THE PERIOD	(5,130)	(6,909)

OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustment	(714)	-
TOTAL COMPREHENSIVE LOSS	(5,844)	(6,909)

Basic and diluted loss per share	$(0.05)	$(0.06)
Weighted average number of common shares	112,791,658	112,791,658